Exhibit 99.1
Unaudited Condensed Combined Pro Forma Financial Information
     On February 1, 2006, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), WebSideStory, Inc. (the “Company”) acquired all of the outstanding units of membership interest (the “Units”) of Visual Sciences, LLC (“Visual Sciences”), a provider of streaming data analysis and visualization software and services, for approximately $47.1 million in consideration, consisting of approximately $22.0 million in cash, senior notes with an estimated fair value of $18.7 million (aggregate principal amount of $20.0 million) (the “Senior Notes”) and warrants to purchase 1,082,923 shares of the Company’s common stock with an estimated fair value of approximately $6.4 million. In addition, the Company issued 568,512 shares of common stock (the “Escrowed Common Stock”), which will be held in escrow until April 1, 2007 pursuant to the terms of an escrow agreement to satisfy indemnification claims, if any, of the Company against Visual Sciences’ former members. In addition to the consideration outlined above, the Company also incurred approximately $1.3 million in transaction costs. The Company granted to certain employees of Visual Sciences 189,507 shares of restricted common stock, which vested in full on January 30, 2007, and non-qualified stock options to purchase 350,000 shares of common stock.
     The Senior Notes accrue interest at a rate of 4% per annum and mature on August 1, 2007. The Senior Notes are subject to mandatory repayment, on demand, at any time after April 1, 2007 or upon certain underwritten public offerings of common stock of the Company and must be repaid if the Company incurs indebtedness that ranks senior or pari passu with the priority of payment attributable to the indebtedness represented by the Senior Notes, subject to certain exceptions for permitted indebtedness under the Senior Notes. In the first quarter of 2007, the Company repaid all of the outstanding Senior Notes.
     The Escrowed Common Stock will be held in escrow until April 1, 2007 to satisfy indemnification claims, if any, of the Company against Visual Sciences’ former members. Any part of the Escrowed Common Stock paid to the former owners of Visual Sciences will be accounted for as additional purchase price if, and when, such part of the escrow amount is no longer subject to the indemnification obligations under the Merger Agreement.
     The $6.4 million estimated fair value assigned to the warrants, which were fully vested upon issuance, was calculated using the Black-Scholes valuation model based on, among other things, the average closing price of the Company’s common stock of $20.21 from the period two days before and including the day of the public announcement of the merger, a warrant exercise price of $18.47 per share, a term of 1.5 years, volatility of 47% and the 1,082,923 shares of Company common stock issuable upon exercise of the warrants.
     The following unaudited condensed combined pro forma statement of operations is based on the historical financial statements of the Company and Visual Sciences, and has been prepared for illustrative purposes only. The pro forma adjustments are based upon information available to the Company at the time the unaudited condensed combined pro forma statement of operations was prepared and assumptions that management believes are reasonable. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2006 has been prepared assuming that the acquisition occurred as of January 1, 2006.
     The unaudited condensed combined pro forma statement of operations is based on certain assumptions and adjustments described in the notes to the unaudited condensed combined pro forma statement of operations included in this report and is not necessarily indicative of the results of operations that would have occurred had the merger been consummated on the date indicated. The unaudited condensed combined pro forma statement of operations, including the related notes, should be read in conjunction with the historical financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

WEBSIDESTORY, INC.
CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	WebSideStory,	Visual Sciences,			Pro Forma
	Inc. Historical	LLC Historical			Combined
	For the Year	For the One			For the Year
	Ended	Month Ended			Ended
	December 31,	January 31,	Pro Forma		December 31,
	2006	2006	Adjustments		2006
Revenues
Subscription, hosting and support	$53,307	$—	$—		$53,307
License	3,524	367	—		3,891
Professional services	5,319	436	—		5,755
Advertising	2,377	—	—		2,377

Total revenues	64,527	803	—		65,330

Cost of revenues
Cost of revenue	16,283	230	184	(1)	16,697
Amortization of intangible assets	2,646	—	213	(2)	2,859

Total cost of revenues	18,929	230	397		19,556

Gross profit	45,598	573	(397)		45,774

Operating expenses
Sales and marketing	26,450	168	125	(1)	26,743
Technology development	12,824	126	86	(1)	13,036
General and administrative	14,277	307	59	(1)	14,643
Amortization of intangible assets	3,202	—	117	(2)	3,319

Total operating expenses	56,753	601	387		57,741

Loss from operations	(11,155)	(28)	(784)		(11,967)

Interest expense	(1,765)	—	(154	)(3)	(1,919)
Interest income	696	3	(64	)(4)	635
Other expense	4	—	—		4

Total other (expense) income	(1,065)	3	(218)		(1,280)

Loss before provision for income taxes	(12,220)	(25)	(1,002)		(13,247)
(Benefit from) provision for income taxes	(4,491)	—	(377	)(5)	(4,868)

Loss before cumulative effect of change in accounting principle	(7,729)	(25)	(625)		(8,379)

Cumulative effect of change in accounting principle (net of tax)	13	—	—		13

Net loss	$(7,716)	$(25)	$(625)		$(8,366)

Basic net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.41)	$—	$(0.03)		$(0.44)
Cumulative effect of change in accounting principle	—	—	—		—

Basic net loss per share	$(0.41)	$—	$(0.03)		$(0.44)

Diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.41)	$—	$(0.03)		$(0.44)
Cumulative effect of change in accounting principle	—	—	—		—

Diluted net loss per share	$(0.41)	$—	$(0.03)		$(0.44)

Shares used in per share calculations:
Basic	18,678,099	—	—		18,678,099

Diluted	18,678,099	—	—	(6)	18,678,099

See notes to unaudited condensed combined pro forma statement of operations.

WEBSIDESTORY, INC.
NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS
     The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2006 gives effect to the following pro forma adjustments:
(1)	This adjustment reflects the stock-based compensation expense related to the non-qualified stock options to purchase 350,000 shares of common stock and 189,507 shares of restricted common stock issued to certain employees of Visual Sciences. The restricted common stock vests over one year. The fair value of the restricted common stock was determined using a common stock price of $20.40. The fair value of the non-qualified stock options was estimated on the date of grant using the Black-Scholes option pricing model with a weighted average assumption for volatility of 46.5%, a risk free interest rate of 4.52%, a dividend yield of zero and an expected life of 4.2 years.

(2)	This adjustment reflects the amortization of the identified intangible assets of $12.8 million in complete technology, $3.9 million in customer relationships, $1.7 million in maintenance contracts and $0.3 million in trade name. The complete technology amortization is reflected in cost of revenues and the customer relationship, maintenance contracts and trade name amortization is reflected in operating expenses. These intangible assets are being amortized over five years for complete technology and customer relationships, ten years for maintenance contracts and three years for trade name. The customer relationships and maintenance contracts are amortized based on the pattern in which the economic benefit is consumed and the acquired complete technology and trade name are amortized on a straight-line basis, which approximates that pattern.

(3)	This adjustment reflects the interest expense recorded on the Senior Notes issued in the merger with Visual Sciences. The interest expense is based on a discount rate of 9.5%.

(4)	This adjustment reflects the reduction of interest income related to the $22 million of cash used in the merger with Visual Sciences. The calculation is based on a weighted average return on investments of 3.5%.

(5)	This adjustment reflects the estimated income tax benefit Visual Sciences would have incurred using an estimated effective tax rate of approximately 37%.

(6)	All restricted stock and warrants issued have been excluded from the computation of pro forma net loss per share as they are anti-dilutive.